EXHIBIT 99.2

Contact:

Rob Mills

CFO

Knology, Inc.

706-645-8970

rob.mills@knology.com

KNOLOGY ANNOUNCES 2003 PRELIMINARY ESTIMATES OF REVENUE AND EBITDA, AS ADJUSTED

WEST POINT, Ga. — (February 19, 2004) — Knology, Inc. (Nasdaq: KNOL) today announced its 2003 preliminary estimates for revenue and EBITDA, as adjusted.

Knology expects consolidated revenues for 2003 to range between approximately $172 million and $174 million, and EBITDA, as adjusted, for 2003 to be approximately $33 million. This compares with consolidated revenues of approximately $142 million for 2002 and EBITDA, as adjusted, for 2002 of approximately $11 million, including an approximately $10 million non-cash charge for asset impairment. Given that Knology’s estimates for the fourth quarter ended December 31, 2003 are based solely on preliminary internal unaudited financial statements, the actual results for the quarter and for the year may differ from these estimates and such differences could be material.

EBITDA, as adjusted is a non-GAAP measure calculated as earnings before interest; taxes; depreciation and amortization; charges related to reorganization; gain on debt extinguishment; non-cash stock option compensation; special litigation expenses; gain on warrants; loss on investment and other income/expense. A reconciliation of EBITDA, as adjusted, to net loss for 2002 and our estimated net loss for 2003 is attached to this press release.

About Knology

Knology, Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes “forward-looking” statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. Our revenues and earnings and our ability to achieve our planned business objectives will be subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that our suppliers and customers may refuse to continue doing business with us or may refuse to extend trade credit to us, (3) that we will fail to be competitive with existing and new competitors, (4) that we will not adequately respond to technological developments that impact our industry and markets, (5) that needed financing

Knology Announces 2003 Preliminary Estimates of Revenue and EBITDA, as Adjusted

February 19, 2004

will not be available to us if and as needed, (6) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (7) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (8) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K/A for the year ended December 31, 2002, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today’s date, and we do not assume any obligation to update any of these statements.

Knology Announces 2003 Preliminary Estimates of Revenue and EBITDA, as Adjusted

February 19, 2004

EBITDA, as adjusted reconciliation (in millions)	Year ended December 31, 2002	Estimated results for the year ended December 31, 2003
Net loss	$(3)	$(88)
Depreciation and amortization	81	78
Restructuring expenses and non-cash (gains) and charges	(105)	—
Non-cash stock option expense	3	2
Litigation fees	1	1
Interest expense, net	36	29
Loss on investment	—	12
Gain on adjustment of warrants to market	(3)	(1)
Cumulative effect of change in accounting principle	1	—

EBITDA, as adjusted(1)	$11	$33

(1)	EBITDA, as adjusted for the year ended December 31, 2002 includes non-cash charges for asset impairments of approximately $10.